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                                                                   EXHIBIT 10.18

                                LITTELFUSE, INC.

                        SUMMARY OF DIRECTOR COMPENSATION

     Directors of Littelfuse, Inc. (the "Company") who are not also employees of the Company are paid an annual fee of $40,000, $1,500 for each of the four regularly scheduled meetings of the Board of Directors (the "Board") attended and $1,000 for attendance at any special teleconference Board or committee meetings, plus reimbursement of reasonable expenses relating to attendance at meetings. Our lead director is paid an additional $7,500 annually; the chairman of the Audit Committee is paid an additional $10,000 annually; the chairman of the Compensation Committee is paid an additional $10,000 annually; the chairman of the Nominating and Governance Committee is paid an additional $5,000 annually; and the chairman of the Technology Committee is paid an additional $5,000 annually. No fees are paid to directors who are also full-time employees of the Company.

     Under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the "Non-employee Directors Plan"), a non-employee director, at his election, may defer receipt of his director's fees. Such deferred fees are used to purchase shares of our common stock, and such shares and any distributions on those shares are deposited with a third party trustee for the benefit of the director until the director ceases to be a director of the Company. All non-employee directors have elected to be compensated in common stock under the Non-employee Directors Plan, except for Mr. Noglows.

     On April 27, 2007, the stockholders of the Company approved the Littelfuse, Inc. Amended and Restated Outside Directors' Equity Plan (the "Outside Directors' Plan"). The Outside Directors' Equity Plan provides for an annual grant of stock options and restricted stock units with an estimated value of $90,000. The stock options and restricted stock units vest ratably over three years. The stock options have an exercise price equal to the fair market value of our common stock on the date of grant and have a seven year term. The restricted stock units entitle the director to receive one share of common stock per unit upon vesting.